EXHIBIT 99.2


                              EXPRESS SCRIPTS, INC.
                                     TABLE 1
                         UNAUDITED OPERATING STATISTICS
                        (in thousands, except per claim)

                                  3 MONTHS       3 MONTHS         3 MONTHS        3 MONTHS       3 MONTHS
                                    ENDED          ENDED            ENDED           ENDED          ENDED
                                 06/30/2002     03/31/2002       12/31/2001      09/30/2001     06/30/2001
                                 ----------     ----------       ----------      ----------     ----------
DRUG SPENDING
PBM                             $ 5,633,480     $ 4,693,670      $ 4,486,130    $ 3,914,546     $ 3,856,119
Specialty Dist. (SDS)               328,938         290,081          251,746        183,299         172,918
                                 ----------     -----------      -----------    -----------     -----------
   Total                        $ 5,962,418     $ 4,983,751      $ 4,737,876    $ 4,097,845     $ 4,029,037
                                 ==========     ===========      ===========    ===========     ===========

REVENUE DETAIL
PBM revenues (1)                $ 3,360,382     $ 2,720,200      $ 2,590,515    $ 2,367,019     $ 2,228,852      (2)
Non-PBM revenues                     42,256          28,869           19,132         14,233          18,491
                                 ----------     -----------      -----------    -----------     -----------
Total revenues                  $ 3,402,638     $ 2,749,069      $ 2,609,647    $ 2,381,252     $ 2,247,343
                                 ==========     ===========      ===========    ===========     ===========

PER CLAIM
Network revenue/claim           $     26.05     $     23.95      $     23.40    $     24.01     $     22.46
Mail revenue/claim              $    137.87     $    130.91      $    123.75    $    122.37     $    126.06

CLAIMS DETAIL
Network                              91,610          80,112           79,967         70,373          71,311
SDS                                     759             666              581            500             436
Mail                                  6,967           6,039            5,714          5,404           4,879
                                     ------          ------           ------         ------          ------
Total claims                         99,336          86,817           86,262         76,277          76,626
                                    =======         =======          =======        =======         =======
Adjusted claims (3)                 113,270          98,895           97,690         87,085          86,384
                                    =======         =======          =======        =======         =======

MARGIN ANALYSIS
Gross profit margin                     6.2%            5.8%             6.0%           6.1%            6.7%      (4)
EBITDA margin                           3.4%            3.4%             3.3%           3.4%            3.4%      (4)

PER ADJUSTED CLAIM
Drug spend                      $     52.64    $      50.39       $    48.50    $     47.06      $    46.64
Gross profit                    $      1.87    $       1.62       $     1.60    $      1.66      $     1.74
EBITDA                          $      1.01    $       0.94       $     0.87    $      0.93      $     0.89


SEE NOTES TO UNAUDITED OPERATING STATISTICS


                             SELECTED RATIO ANALYSIS
                                     TABLE 2

                                   AS OF           AS OF           AS OF           AS OF           AS OF
                                 06/30/2002     03/31/2002       12/31/2001      09/30/2001     06/30/2000
                                 ----------     ----------       ----------      ----------     ----------
Debt to EBITDA ratio (1)            1.8x            1.0x            1.1x            1.1x            1.4x
Interest coverage ratio (1)        10.7x           10.2x            9.3x            8.4x            7.5x
Debt to enterprise value           15.2%            7.2%            8.7%            7.4%            8.4%
Debt to capitalization             42.8%           28.3%           29.4%           29.8%           33.3%


(1)  Uses financial information for the twelve months ended

                              EXPRESS SCRIPTS, INC.

                                      NOTES


UNAUDITED OPERATING STATISTICS (excludes non-recurring items)

General: Certain reclassifications have been made to prior years and prior quarter's financial statements to conform with the current quarter's presentation



(1) Our PBM revenues generally include administrative fees, dispensing fees and ingredient costs of pharmaceuticals dispensed from retail pharmacies included in one of our networks or from one of our mail pharmacies, and the associated costs are recorded in cost of revenues (the Gross Basis). Where we only administer the contracts between our clients and the clients' retail pharmacy networks we record as revenues only the administrative fee we received from our activities (the Net Basis).

(2) This increase primarily reflects the NPA acquisition, increased membership and member utilization, higher average drug costs per prescription and the transfer of clients to pharmacy networks managed by us (Gross Basis -- see footnote 1).

(3) Adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day scripts and network claims are generally 30 day scripts.

(4) Margin analysis is not indicative of profitability -- margins are greatly impacted by the transfer of clients to pharmacy networks managed by us (Gross Basis) from the clients' network (Net Basis). When we process claims for a client's pharmacy network, all we record as revenue is an administrative fee (Net Basis). When a client is transferred to one of our networks, we charge the administrative fee and a fee for managing the pharmacy network. In addition, we gross up revenues and cost of revenues to include the ingredient cost (Gross Basis). Thus, while the margin percentage appears to decline because revenues are grossed up for the ingredient cost, our actual profit per claim and net income improves due to the fee we receive for managing the pharmacy network.